Exhibit 16.1

April 29, 2011

United States Securities and Exchange Commission
100 F Street, N.E.
Washington D.C. 20549

Re:    The LGL Group, Inc.
     Commission File Number 1-106

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of The LGL Group, Inc. to be filed with the Securities and Exchange Commission on April 29, 2011, and are in agreement with the statements contained under Item 4.01, paragraphs three through six therein, as they relate to our Firm. We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ J.H. Cohn LLP

Roseland, New Jersey